STOCK PURCHASE AGREEMENT

             THIS STOCK PURCHASE AGREEMENT (this Agreement"), dated as of March 4, 2010, is made by and between Kun Liu (hereinafter referred to as the "Purchaser") and Michael Friess and Sanford Schwartz (hereinafter collectively referred to as the "Sellers").

             WHEREAS, the Sellers own an aggregate of 1,773,984 shares of common stock, par value $0.001 per share, of PI Services, Inc., a corporation organized under the laws of the State of Nevada ("PI Services"); and

             WHEREAS, the Purchaser wishes to acquire 443,516 of said shares (the "Purchased Shares") and the Sellers wish to sell the Purchased Shares on the terms and conditions set forth herein.

             WHEREAS, the Purchaser owns 100% of Beijing Guoqiang Global Science & Technology Development Co., Ltd ("Beijing Guoqiang"), a company organized under the laws of the People's Republic of China ("PRC").

             WHEREAS, as contemporaneously with and as a condition to the closing of the purchase and sale of the Purchased Shares, the Sellers and Purchaser shall cause the Share Exchange of PI Services with Sky Achieve Holdings , Inc. ("Sky Achieve"), a British Virgin Islands limited liability corporation.

             NOW, THEREFORE, it is agreed:

1.          Definitions. As used herein, the following terms shall have the meanings set forth below:

a. "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, claim, encumbrance, royalty interest, any other adverse claim of any kind in respect of such property or asset, or any other restrictions or limitations of any nature whatsoever.

             b. "SEC" means the Securities and Exchange Commission of the United States.

c. "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means:

(i)	any income, alternative or add-on minimum tax, gross receipts tax, sales tax, use tax, ad valorem tax, transfer tax, franchise tax, profits tax, license tax, withholding tax, payroll tax, employment tax, excise tax, severance tax, stamp tax, occupation tax, property tax, environmental or windfall profit tax, custom, duty or other tax, impost, levy, governmental fee or other like assessment or charge of any kind whatsoever together with any interest or any penalty, addition to tax or additional amount imposed with respect thereto by any governmental or Tax authority responsible for the imposition of any such tax (domestic or foreign), and

(ii)	any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and

(iii)	any liability for the payment of any amounts of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify any other person.

d. "Tax Return" means any state or Federal return, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

2.          Purchase of Purchased Shares. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (defined herein), the Sellers shall sell, transfer and assign the Purchased Shares to the Purchaser free and clear of any Liens and any other restrictions.

3.          Purchase Price. The purchase price ("Purchase Price") for the Purchased Shares is Two Hundred Seventy Five Thousand Dollars ($275,000).

4.          Escrow; Closing and Termination.

             a. Closing. The Closing of the transactions contemplated by this Agreement ("Closing") shall take place at the offices of McLaughlin & Stern, LLP, counsel for the Purchaser, (the "Escrow Agent") at 260 Madison Avenue, New York, NY 10016 promptly after satisfaction of all of the conditions to closing set forth herein, provided, however, the Closing shall occur by the Termination Date. The date on which the Closing occurs is hereby termed the "Closing Date."

             b. Escrow. On or prior to the Closing Date, the Sellers shall deliver to the Escrow Agent certificates for the Purchased Shares, accompanied by stock powers duly endorsed for transfer with medallion-guaranteed signatures and any other documents required by the transfer agent for PI Services to effectuate the transfer of the Shares (collectively, the "Escrowed Documents"). The Purchaser shall deliver to the Escrow Agent the Purchase Price by wire transfer. Promptly after the execution of this Agreement and prior to the Closing Date, the parties shall deliver to the Escrow Agent any other documents required to be delivered at the Closing (the "Closing Documents") pursuant to the terms of this Agreement. On the Closing Date, the Escrow Agent shall deliver the Escrowed Documents to the Purchaser, distribute the Purchase Price as specified in Section 5 below, and deliver the Closing Documents to the parties as appropriate.

5.         a. Distribution of Purchase Price. On the Closing Date, the Escrow Agent shall pay from the purchase price the liabilities identified on Schedule 5, and after deducting the payments for such liabilities, pay to the Sellers on a pro-rata basis based on their proportionate ownership of the

Purchased Shares by wire transfer (after deducting any transfer fees) the net amount of the Purchase Price.

             b. Termination. In the event that the Closing has not occurred on or prior to April 15, 2010 (the "Termination Date"), this agreement will terminate unless extended in writing by both parties. In such event, the Escrow Agent will promptly return any of the Escrowed Documents, Purchase Price and Closing Documents that it shall have in its possession as of the Termination Date to the source from which he received them at which time this Agreement shall be of no further force or effect. Notwithstanding the foregoing, termination of this Agreement will not relieve any party from liability for any material breach of the Agreement.

6.         Warranties and Representations of the Sellers. In order to induce the Purchaser to enter into this Agreement and to complete the transaction contemplated hereby, the Sellers, jointly and severally, warrant and represent to the Purchaser that:

a.	Purchased Shares. The Purchased Shares have been duly authorized and validly issued, are fully paid and non-assessable, and were not issued in violation of any (i) preemptive or other rights of any person to acquire the Purchased Shares, or (ii) applicable federal or state securities laws, and the rules and regulations promulgated thereunder.

b.	Ownership of Purchased Shares. The Sellers are the sole owners of the Purchased Shares, free and clear of all Liens, encumbrances, and restrictions whatsoever. By the transfer of the Purchased Shares to the Purchaser pursuant to this Agreement, the Purchaser will acquire good and marketable title to the Purchased Shares conveyed, free and clear of all Liens, encumbrances and restrictions of any nature whatsoever, except by reason of the fact that transfer of the Purchased Shares will not have been registered under the Securities Act of 1933, or any applicable state securities laws.

c.	Validity of the Agreement. This Agreement has been duly executed by the Sellers and constitutes their valid and binding obligation, except to the extent limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws relating to or effecting generally the enforcement of creditors' rights. The execution and delivery of this Agreement and the carrying out of its purposes will not result in the breach of any of the terms or conditions of, or constitute a default under or violate, any agreement, lease, mortgage, bond, indenture, license or other material document or undertaking, oral or written, to which the Sellers is party or is bound or may be affected, nor will such execution, delivery and carrying out violate any order, writ, injunction, decree, law, rule or regulation of any court, regulatory agency or other governmental body.

d.	Organization and Standing. PI Services is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has full power and authority to carry on its business as now conducted. PI Services is qualified to do business as a foreign corporation in every other state in which it operates to the extent required by the laws of such states. The copies of the Certificate of Incorporation and Bylaws of PI Services previously delivered to the Purchaser are true and complete as of the date hereof.

e.	Capitalization. PI Services' entire authorized capital stock consists of 20,000,000 shares of preferred stock, par value $0.001 per share, none of which are outstanding and 780,000,000 shares of common stock, par value $0.001 per share. At the Closing, there will be 2,217,480 shares of PI Services common stock issued and outstanding, including the Purchased Shares to be conveyed by the Sellers hereunder. At the Closing, there will be no other voting or equity securities outstanding, and no outstanding subscriptions, warrants, calls, options, rights, commitments or agreements by which PI Services or the Sellers are bound relating to the Purchased Shares, or calling for the issuance of any additional shares of common stock or preferred stock or any other voting or equity security.

f.	Corporate Records. All of PI Services' books and records, including, without limitation, its books of account, corporate records, minute book, stock certificate books and other records are up?to?date, true and complete and reflect accurately and fairly the conduct of its business in all material respects since its date of incorporation. All significant corporate actions previously taken by PI Service have been duly authorized or ratified as required by law.

g.	Liabilities. Schedule 5 hereto contains a complete list of the any outstanding and/or contingent liabilities of PI Services as of the date of this Agreement and which such schedule shall be updated, as applicable, as of the Closing. PI Services has no other obligations, choate or inchoate.

h.	Agreements. At the Closing, PI Services will not be bound by any contract, agreement, lease, commitment, guarantee or arrangement of any kind.

i.	Taxes. PI Services has filed or shall file as of the Closing Date all of its tax returns required to be filed since inception. All such returns and reports are accurate and correct in all material respects. PI Services has duly filed all tax returns or reports of every nature required to be filed by PI Services and has paid all taxes as shown on such returns and all assessments, fees and charges received by it to the extent that such taxes, assessments, fees and charges have become due. PI Services has paid all income, excises, unemployment, social security, occupational, franchise and other taxes, duties, assessments or charges levied, assessed or imposed upon PI Services by the United States or by any state municipal government or subdivision or instrumentality thereof. To the extent that tax liabilities have accrued, but have not become payable, they have been adequately reflected as liabilities on the books of PI Services, and provided for adequately. No deficiency assessment or proposed adjustment of any such tax return is pending, proposed or contemplated. To the knowledge of PI Services, none of such income tax returns has been examined or is currently being examined by the Internal Revenue Service and no deficiency assessment or proposed adjustment of any such return is pending, proposed or contemplated. To its knowledge, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of PI Services.

j.	Pending Actions. There are no legal actions, claims, lawsuits, proceedings or investigations, either administrative or judicial, pending or threatened, against or affecting PI Services or against PI Services' current or former Officers or Directors that arose out of their operation of PI Services. PI Services is not subject to any order, writ, judgment, injunction, decree, determination or award of any court, arbitrator or administrative, governmental or regulatory authority or body.

k.	Trading Status. PI Services' common stock is listed for quotation on the OTC Bulletin Board, with the symbol "PISV.OB" To the knowledge of the Sellers, PI Services has not been threatened and is not subject to removal of its common stock from the OTC Bulletin Board. PI Services has not received any correspondence or oral notice from FINRA within the past twelve months, except with respect to the listing of the common stock of PI Services International, Inc. on the OTC Bulletin Board.

l.	SEC Status. The common stock of PI Services is registered pursuant to Section 12(g) of the Securities and Exchange Act of 1934 and a minimum of 70,377 shares of Common Stock are duly registered pursuant to the Securities Act. PI Services has timely filed all reports required by the applicable regulations of the SEC since May 27, 2008. All of the filings by PI Services pursuant to the Securities Exchange Act and Rules promulgated thereunder were true, correct and complete in all material respects when filed, were not misleading and did not omit to state any material fact which was necessary to make the statements contained in such public filings not misleading in any material respect. PI Services has not received any correspondence or oral notice from the SEC within the past twelve months.

m.	Compliance with Laws. PI Services' operations have been conducted in all material respects in accordance with all applicable statutes, laws, rules and regulations, the failure to comply with which could reasonably be expected to have a material adverse effect on the PI Services. PI Services has not received any correspondence or oral notice that it is in violation of any such statutes, laws, rules and regulations.

7.          Warranties and Representations of the Purchaser. In order to induce the Sellers to enter into this Agreement and to complete the transaction contemplated hereby, the Purchaser represents and warrants to Sellers PI Services that:

a.	Purchased Shares not Registered. The Purchaser is aware that the Purchased Shares have not been registered under the Securities Act of 1933 or any state securities laws. The Purchaser will not sell or otherwise distribute all or any part of the Purchased Shares unless (1) there is an effective registration statement under the Act and applicable state securities laws covering any such transaction involving the Purchased Shares, or (2) PI Services receives an opinion of legal counsel stating that such transaction is exempt from registration. The Purchaser acknowledges that the certificates for the Purchased Shares purchased hereunder will bear a legend describing such restriction on transferability of the Purchased Shares.

b.	Validity of Agreement. This Agreement has been duly executed by the Purchaser and constitutes his valid and binding obligation, except to the extent limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws relating to or effecting generally the enforcement of creditors' rights. The execution and delivery of this Agreement and the carrying out of its purposes will not result in the breach of any of the terms or conditions of, or constitute a default under or violate, any agreement, lease, mortgage, bond, indenture, license or other material document or undertaking, oral or written, to which the Purchaser is a party or is bound or may be affected, nor will such execution, delivery and carrying out violate any order, writ, injunction, decree, law, rule or regulation of any court, regulatory agency or other governmental body.

8.          Survival of Warranties. All warranties made by either party hereunder shall survive the Closing, and remain enforceable for two years after the Effective Time, except with respect to representations regarding taxes until the expiration of the applicable statute of limitations.

9.          Conditions Precedent to Closing.

         a.             Conditions Precedent to Obligations of Purchaser. The obligations of the Purchaser under this Agreement shall be and are subject to fulfillment, prior to or at the Closing, of each of the following conditions:

(i)	Representations and Warranties. Sellers' representations and warranties contained herein shall be true and correct on the Closing Date, as if such representations and warranties had been made on and as of the Closing Date, and the Sellers shall have delivered to the Purchaser a certification of its Chief Executive Officer as to the accuracy of the representations on such Closing Date.

(ii)	Performance. Sellers shall have performed or complied with all agreements, terms and conditions required by this Agreement to be performed or complied with by it prior to or at the time of the Closing, including delivery to the Escrow Agent of the Escrowed Documents and the Closing Documents.

(iii)	Trading Status. PI Services' common stock is listed for trading on the OTC Bulletin Board, and bid and asked quotations shall be posted as of the Closing Date.

(iv)	Election of Management. The members of the PI Services Board of Directors (the "Board") shall have elected Purchaser as the Chairman and additional two directors as designated by the Purchaser to the Board of PI Services, effective as of the Closing. Michael Friess, Sanford Schwartz, and Chloe Divita shall have submitted their resignations from the Board, effective ten days after an information statement in compliance with SEC Rule 14f-1 is mailed to the shareholders of PI Services.

(v)	Tax Filing. The Sellers shall have PI Services prepare and file all Federal and State tax returns required to be filed for all periods which no tax returns have been filed.

(vi)	Documents Satisfactory. All documents and instruments to be delivered pursuant to this Agreement shall be reasonably satisfactory in substance and form to the Purchaser and its counsel, and the Purchaser and its counsel shall have received all such counterpart originals (or certified or other copies) of such documents as they may reasonably request.

(vii)	Share Exchange. The Share Exchange Agreement between PI Services and Sky Achieve shall be executed and the transactions contemplated therein shall close effective as of the Closing Date (the "Share Exchange").

         b.              Conditions Precedent to Obligations of Sellers. The obligations of the Sellers under this Agreement shall be and are subject to fulfillment, prior to or at the Closing, of each of the following conditions:

(i)	Representations and Warranties. Purchasers' representations and warranties contained herein shall be true and correct on the Closing Date, as if such representations and warranties had been made on and as of the Closing Date.

(ii)	Performance. The Purchaser shall have performed or complied with all agreements, terms and conditions required by this Agreement to be performed or complied with by it prior to or at the time of the Closing, including delivery to the Escrow Agent of the Purchase Price and the Closing Documents.

(iii)	Documents Satisfactory. All documents and instruments to be delivered pursuant to this Agreement shall be reasonably satisfactory in substance and form to Sellers and their counsel, and Sellers and their counsel shall have received all such counterpart originals (or certified or other copies) of such documents as they may reasonably request.

10.         Closing Documents. Prior to the Closing, the Purchaser shall have delivered to the Escrow Agent the Purchase Price, Closing Documents, and the Escrow Documents; and the Sellers shall have delivered to the Escrow Agent the Escrow Documents, the Closing Documents in addition to the following:

a. The certification specified in Section 9(a)(i) hereof ; and
b. The unanimous consent of the Board of Directors specified in Section 9a(iv) hereof; and
c. The resignations of members of the Board of Directors specified in Section 9a(iv) hereof; and
d. Evidence of Tax Filing specified in Section 9a(v)
e. Evidence of satisfaction or release of the liabilities of PI Services as of the Closing Date and as disclosed on Schedule 5

11.        Post Closing Covenants.

a. Press Release and Current Report on Form 8-K. Promptly after the Closing, the Purchaser shall cause PI Services to issue a press release announcing the change in control of PI Services which shall be filed as an exhibit to a Current Report on Form 8-K to be filed by PI Services.

b. Delivery of Books and Records. Promptly after the Closing, Sellers shall cause the books and records of PI Services to be delivered to Purchaser.

12.        Applicable Law and Jurisdiction. This Agreement shall be governed by the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof, as applied to agreements entered into and to be performed in such state. Any litigation based hereon, or arising out of, under, or in connection with, this Agreement shall be brought and maintained exclusively in the state or federal court located in the State of New York without reference to its conflicts of laws rules or principles. The parties hereby expressly and irrevocably submit to the exclusive jurisdiction of such courts for the purpose of any such litigation as set forth above and irrevocably agrees to be bound by any final judgment rendered thereby in connection with such litigation. The parties each hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in any inconvenient forum.

13.        Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been given or made as follows:

a. If sent by an overnight air courier with a national reputation, 2 business days after being sent;

       b. If sent by facsimile transmission, with a copy mailed on the same day in the manner provided in clause (a) above, when transmitted and receipt is confirmed by the fax machine; or

c. If otherwise actually personally delivered, when delivered.

             All notices and other communications under this Agreement shall be sent or delivered as follows:

             If to Purchaser, to:

Kun Liu 15 West 39th Street Suite 14B New York, NY 10018 Facsimile: (212) 391-2677

             with a copy to (which shall not constitute notice):

Steven Schuster, Esq. McLaughlin & Stern LLP 260 Madison Avenue New York, NY 10016 Facsimile: (212) 448-0066

              If to Sellers to:

Michael Friess and Sanford Schwartz 5353 Manhattan Circle Suite 101 Boulder, Colorado, 80303 Facsimile: (303) 499-6666

              with a copy to (which shall not constitute notice):

Each Party may change its address by written notice delivered to the other in accordance with this Section.

14.        Covenant of Cooperation. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

15.        Entire Agreement. This Agreement constitutes the entire Agreement between the parties hereto and supersedes any prior understandings, agreements or representations, written or oral, that relate in any way to the subject matter hereof.

16.        Amendment. Neither this Agreement nor any provision hereof may be amended or modified except by written agreement signed by all of the parties to this Agreement.

17.        Counterparts. This Agreement may be executed in multiple facsimile or PDF counterparts. Each of the counterparts shall be deemed an original, and together they shall constitute one and the same binding Agreement, with one counterpart being delivered to each party hereto.

***SIGNATURE PAGE FOLLOWS***

              IN WITNESS WHEREOF, the parties hereto have set their hands as of the date and year written on the first page.

SELLERS:

By:__/s/ Michael Friess___________________
Print: Michael Friess

By:___/s/ Sanford Schwartz_______________
Print: Sanford Schwartz

BUYER:

By: ___/s/ Kun Liu______________________
Print: Kun Liu

PI SERVICES, INC.

STOCK PURCHASE AGREEMENT BETWEEN KUN LIU AND MICHAEL FRIESS AND
SANFORD SCHWARTZ

Schedule 5 - Liabilities

	Dec 31, 2009		Feb 24, 2010
Accounts Payable:

Corporate Stock Transfer	3,139.66		2,789.66

Other Current Liabilities:
Advance Form Affiliate:
Creative Business Strategies	33,071.57		33,540.57

TOTAL Liabilities	36,211.23	(1)	36,330.23	(2)

(1)	As reported on audited financial statements for 12/31/09.
(2)	Exclusive of $7,500 payable on the closing date to Schumacher & Associates, Inc., CPA's which amount shall be payable 50% by each of PI Services and Beijing Guoquiang.

*   *   *   *   *

Releases

1 2